Exhibit 99.1

Contacts:	Investors:
Michael Dale, President/CEO	Parice Halbert, CFA
763-553-7736	Westwicke Partners, LLC
Michael Kramer, CFO	443-213-0500
763-557-2222
ATS Medical Announces Australian Regulatory Approval for ATS 3f Aortic Bioprosthesis
MINNEAPOLIS, MN, February 4, 2009 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, announced today that the Australian Therapeutic Goods Administration (TGA) has granted approval for commercialization of the ATS 3f® Aortic Bioprosthesis. The Company looks forward to offering this unique tissue valve as the standard of care for the Australian market.
Based on the precept that ‘Form Follows Function’, the ATS 3f Aortic Bioprosthesis is a revolutionary next generation stentless pericardial aortic tissue valve that is unlike any other valve. The primary benefit of the ATS 3f Aortic Bioprosthesis is its tubular design that restores continuity between the annulus and the sinotubular junction. By restoring this continuity, the ATS 3f Aortic Bioprosthesis is the only aortic valve that preserves the aortic sinuses and restores native valve stress distribution and physiologic blood flow. This valve design provides surgeons and patients with a potentially more durable solution to aortic valve replacement.
With more than six years of clinical experience confirming excellent safety and efficacy, the demonstrated clinical benefit and recent FDA approval of the ATS 3f Aortic Bioprosthesis are creating excitement and product demand among US surgeons.
About ATS Medical
ATS Medical, Inc. is dedicated to ‘Advancing The Standards’ of cardiac surgery through the development, manufacturing and marketing of innovative products and services for the treatment of structural heart disease. ATS Medical serves the cardiac surgery community by focusing on two distinct but operationally synergistic market segments: heart valve disease therapy and surgical ablation of cardiac arrhythmias.

ATS was originally founded to develop the ATS Open Pivot® Heart Valve as a new mechanical heart valve standard of care. Today the Open Pivot heart valve is the preferred mechanical heart valve in many markets around the world and the fastest growing mechanical prosthesis in the market. Building on this legacy and addressing the largest market segment in heart valve therapy, the ATS 3f® brand encompasses an innovative tissue heart valve portfolio to address conventional open surgery requirements as well as the growing demand for less invasive sutureless based procedures. The ATS 3f® portfolio includes offerings at various stages including early product development, pivotal clinical trials, and market commercialization. Completing the portfolio in heart valve therapy is the ATS Simulus® annuloplasty product line. Simulus products assist the surgeon in repairing a patient’s native heart valve as an alternative to replacement. Continuing ATS Medical’s focus on serving the cardiac surgery community are the ATS CryoMaze™ products for surgical cryoablation of cardiac arrhythmias. ATS CryoMaze™ products are used by surgeons to treat patients suffering from cardiac arrhythmias, the largest and fastest growing form of structural heart disease in populations over 60 years of age. The ATS Medical web site is http://www.atsmedical.com.
Safe Harbor
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007 and its most recent quarterly report on Form 10-Q.